EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES REPORTS
SECOND QUARTER 2005 RESULTS

Second Quarter Sales and Net Income Increase 15.3% and 9.8%.

ARLINGTON, TX, January 25, 2005 — Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the second quarter ended December 31, 2004.

For the second quarter of fiscal 2005, net sales increased 15.3% to $74.0 million compared to $64.2 million for the same period last year. Net income for the second quarter increased 9.8% to $4.3 million compared to the year ago level of $3.9 million. Earnings per diluted share for the second quarter increased 6.6% to $0.65 compared to $0.61 per diluted share in the year ago quarter.

During the second quarter of fiscal 2005, the company incurred a charge included in selling, general and administrative expense, which reduced earnings by $0.06 per diluted share in the second quarter. The charge related to a liability incurred to settle a pending legal dispute. Excluding this charge, earnings per diluted share for the quarter would have increased 16.4% to $0.71. This non-GAAP measure may not be comparable to similar measures used by other entities and should not be considered as an alternative to net income, which is determined in accordance in GAAP.

For the six months ended December 31, 2004, net sales were $134.5 million compared to $128.4 million for the same period in the prior year. Net income for the six-month period totaled $7.1 million, or $1.09 per diluted share, compared to net income of $6.8 million, or $1.07 per diluted share, for the same period last year.

J. S. B. Jenkins, President and Chief Executive Officer, commented, “We were very pleased with our sales and gross margin increases for the second quarter which exceeded the prior year. These results were driven by strong performance in our core men’s business as well as better-than-expected performance from our Eton gift accessory business. Our women’s mass merchant accessories business stabilized in the second quarter in which sales and gross margin exceeded the same period in the prior year. Although our selling, general and administrative expense was above the prior year due in part to the legal expense discussed above, we are pleased with the 6.6% increase in earnings per diluted share over the same quarter last year.”

The company anticipates that third quarter net sales are likely be in the range of $43 million to $46 million and earnings to be within a range of $0.05 to $0.09 per diluted share. For the full 2005 fiscal year, the company anticipates net sales to be in the range of $220 to $227 million and earnings to be within a range of $1.25 to $1.30 per diluted share.

Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ second quarter results in a conference call to be held today, Tuesday, January 25, 2005, at 10:00 a.m. ET. The dial-in number for the call is (913) 981-5522. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Tuesday, February 1, 2005, and can be accessed by dialing (719) 457-0820, passcode #4672422. A live webcast of the conference call will also be broadcast at: www.viavid.net.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$73,990	$64,159	$134,463	$128,391
Cost of goods sold	45,958	42,078	84,372	84,680

Gross margin	28,032	22,081	50,091	43,711

Selling, general and administrative expenses	19,486	14,055	35,720	29,265
Depreciation and amortization	1,222	1,020	2,320	2,058

Total operating expenses	20,708	15,075	38,040	31,323

Operating income	7,324	7,006	12,051	12,388
Interest expense	(402)	(677)	(658)	(1,370)
Royalty, interest and other income	76	29	167	31

Income before provision for income taxes	6,998	6,358	11,560	11,049
Provision for income taxes	2,707	2,449	4,455	4,295

Net income	$4,291	$3,909	$7,105	$6,754

Earnings per common share:	$0.68	$0.63	$1.13	$1.10

Earnings per common share-assuming dilution:	$0.65	$0.61	$1.09	$1.07

Dividends declared per share	$0.0275	$.0250	$0.0550	$.0500

Common shares outstanding	6,315	6,207	6,289	6,157

Common shares outstanding shares-assuming dilution	6,585	6,399	6,537	6,336

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2004	2004
ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$3,129	$6,086
Accounts receivable, net	47,715	33,427
Inventories	60,050	57,086
Deferred income taxes	5,209	4,009
Other current assets	1,685	1,613

Total current assets	117,788	102,221

Property, plant and equipment, at cost:
Property and equipment, at cost	36,566	34,581
Accumulated depreciation	(21,982)	(20,206)

Net property, plant and equipment	14,584	14,375

Goodwill, net of accumulated amortization	18,398	11,655
Other intangibles, less amortization	6,280	4,534
Supplemental Executive Retirement Plan intangible asset	1,255	1,255
Other noncurrent assets	1,710	1,534

TOTAL ASSETS	$160,015	$135,574

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,349	$14,224
Accrued expenses	10,425	6,362

Total current liabilities	20,774	20,586

Notes payable	24,482	10,000
Deferred income taxes	2,916	2,066
Supplemental Executive Retirement Plan liability	1,378	1,721
Other noncurrent liabilities	1,784	1,302

Total liabilities	51,334	35,675

Stockholders’ equity:
Common stock	6,459	6,306
Additional paid-in capital	28,194	26,765
Cumulative other comprehensive income (loss)	471	(121)
Shares held by Benefit Restoration Plan Trust	(1,036)	(894)
Retained earnings	74,593	67,843

Total stockholders’ equity	108,681	99,899

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$160,015	$135,574

TANDY BRANDS ACCESSORIES, INC.
Reconciliation of Adjusted Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three Months	Six Months
	Ended	Ended
	December 31,	December 31,
	2004	2004
Net income, as reported	$4,291	$7,105
Adjustments, net of tax:
Pending settlement of legal matter	417	417

Adjusted earnings	$4,708	$7,522

Adjusted earnings per share assuming dilution	$0.71	$1.15